Exhibit 23.5

Consent Of Independent Auditors

We hereby consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form S-3 of CorEnergy Infrastructure Trust, Inc. of our report dated November 17, 2014 with respect to the statement of revenues over certain expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”), which appears in Amendment No. 2 on Form 8-K/A to the Current Report dated November 24, 2014, of CorEnergy Infrastructure Trust, Inc. as filed with the Securities and Exchange Commission.

/s/ RubinBrown LLP

St. Louis, Missouri

January 19, 2016